Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated March 14, 2014, with respect to the financial statements of Pinebrook, LLC, included in the Current Report of NorthStar Healthcare Income, Inc. on Form 8-K/A filed on March 14, 2014, which are incorporated by reference in this Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 (File No. 333-170802). We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
New York, New York
July 16, 2014